Exhibit 97.1
Mandatory Recoupment Policy

Overview
Purpose of the policy
The purpose of this policy is to permit Accenture, if Accenture is required to prepare an accounting restatement of Accenture’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, to recover the amount of any incentive compensation received by a covered executive during the recoupment period that is in excess of the amount that otherwise would have been received had it been determined based on the restated financial statements.
This policy is intended to comply with and, as applicable, to be administered and interpreted consistent with, Section 303A.14 of the NYSE Listed Company Manual, as adopted by the New York Stock Exchange to implement Rule 10D-1 under the U.S. Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).
This policy shall be effective as of the October 2, 2023 (the “Effective Date”).

Policy
Table of Contents

1.	Recoupment of Incentive-Based Compensation
2.	Definitions
3.	Determinations by the Compensation, Culture & People Committee; Binding Effect
4.	Methods of Recoupment
5.	No Impairment of Other Remedies

1.	Recoupment of Incentive-Based Compensation
Accenture’s policy is that, in the event Accenture is required to prepare an accounting restatement of Accenture’s financial statements (including any such correction recorded in Accenture’s current period financial statements) due to material non-compliance with any financial reporting requirement under the federal securities laws, Accenture will recover on a reasonably prompt basis, the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recoupment Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements. Recoupment of such compensation from a Covered Executive will be mandatory, subject to limited exceptions set forth in this policy.

2.	Definitions
For purposes of this policy:
“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on Accenture’s attainment of a Financial Reporting Measure that was Received by a person (i) on or after the Effective Date and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation.

A “Financial Reporting Measure” is either (i) any measure that is determined and presented in accordance with the accounting principles used in preparing Accenture’s financial statements and any measure derived wholly or in part from such a measure, or (ii) any measure based in whole or in part on Accenture’s stock price or total shareholder return. Incentive-Based Compensation includes cash compensation and any equity awards to the extent based in whole or in part on such attainment.
Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant Financial Reporting Measure is attained, regardless of when the compensation is actually paid or awarded.
“Covered Executive” means any officer of Accenture as defined under Rule 16a-1(f) under the U.S. Securities Exchange Act of 1934, as amended.
“Recoupment Period” means the three completed fiscal years immediately preceding the date that Accenture is required to prepare the accounting restatement described in this policy and any “transition period” as prescribed under Rule 10D-1.

3.	Determinations by the Compensation, Culture & People Committee; Binding Effect

This policy is administered by the Compensation, Culture & People Committee of Accenture’s Board of Directors (the “Committee”).
If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recoupment Period exceeds the amount that would have been Received if determined or calculated based on Accenture’s restated financial results, such excess amount of Incentive-Based Compensation will be subject to mandatory recoupment by Accenture pursuant to this policy.
For Incentive-Based Compensation based on stock price or total shareholder return, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return.
In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis.
Any determinations made by the Committee under this policy shall be final, binding and conclusive on all affected individuals.

4.	Methods of Recoupment

Accenture may implement any recoupment pursuant to this policy, including by requiring payment of such amount(s) to Accenture, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate.
Accenture need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recoupment is impracticable and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts.

Accenture is authorized to take appropriate steps to implement this policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

5.	No Impairment of Other Remedies

Any recoupment under this policy is in addition to any other remedies that may be available to Accenture, including, without limitation, such remedies contained in Accenture’s equity grant and employment agreements, any other policy of Accenture, or any other legal remedies available to Accenture. For the avoidance of doubt, this policy shall be applied and interpreted independently of Policy 1445 – Senior Leadership Recoupment Policy. This policy is also in addition to, and is not a substitute for, the requirements of Section 304 of the U.S. Sarbanes-Oxley Act of 2002.